EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                BEFORE PAYMENT OF
                             ANY PART OF THE CAPITAL

                                       OF

                               ION NETWORKS, INC.


                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is Ion Networks, Inc.

                  2. The corporation has not received any payment for any of its stock.

                  3. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

                         " FOURTH: The total number of shares of stock which the
                  Corporation shall have authority to issue is Fifty Million Two Hundred Thousand, consisting of Fifty Million (50,000,000) shares of Common Stock with a par value of $.001 per share and Two Hundred Thousand (200,000) shares of Preferred Stock with a par value of $10.00 per share."

                  4. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of
Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the certificate of incorporation and no directors having been elected.

DATED:   December 10, 1998

                                        /s/  David R. Fishkin
                                        ----------------------------------------
                                        David R. Fishkin, Sole Incorporator